Exhibit 10.2
EXCLUSIVE LICENSE AGREEMENT
     This Exclusive License Agreement (this “Agreement”) is entered into as of June 30, 2006 (the “Effective Date”) by and between Sytera, Inc., a Delaware corporation (the “Licensor”), and Sytera II, Inc., a Delaware corporation (the “Licensee”).
RECITALS
     Whereas, Licensor currently owns certain patents, patent applications and technology relating to the application of Fenretinide (as defined below) in the Field (as defined below);
     Whereas, pursuant to the terms and conditions set forth in this Agreement, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, an exclusive worldwide license to such patents, patent applications and technology in exchange for shares of Licensee Common Stock (as defined below) representing all of the outstanding capital stock of Licensee; and
     Whereas, insofar as the License (as defined below) is being granted pursuant to a plan in exchange for all of the outstanding capital stock of Licensee, the parties hereto intend the transactions contemplated by this Agreement to qualify as a tax-free transfer under Section 351 of the Code (as defined below).
     Now, Therefore, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1. Definitions. As used in this Agreement:
     1.1 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     1.2 “Fenretinide” means 4-hydroxyphenyl retinamide and its active metabolite, 4-methoxyphenyl retinamide.
     1.3 “Field” means the treatment or prevention of diabetes.
     1.4 “Improvement” means any innovation, improvement or variation (whether or not patentable), which may be developed or otherwise acquired, during the term of this Agreement, in respect of the Licensed Products and the Licensed Processes, including, without limitation, any and all compounds that modulate serum retinol.
     1.5 “License” means the exclusive license granted to Licensee in Section 2.1.
     1.6 “Licensee Common Stock” means the Common Stock, par value $0.001 per share, of Licensee.

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     1.7 “Licensed Patents” means: (i) the patents and patent applications listed in Exhibit A; (ii) all patents issuing or claiming priority from any of the patents and patent applications listed in Exhibit A including continuations, continuations-in-part, divisionals, reexaminations, reissues, and extensions thereof, and foreign counterparts, and substitutions of the patents and patent applications listed in Exhibit A whether or not such patent applications or patents exist as of the Effective Date; and (iii) all patents based on Licensor Improvements (as defined in Section 3.3).
     1.8 “Licensed Processes” means any process relating to the Field that: (i) would infringe one or more claims of a Licensed Patent but for the License; or (ii) that uses the Licensed Technology or Licensor Improvements.
     1.9 “Licensed Products” means any product, or component thereof, relating to the Field that: (i) would infringe one or more claims of a Licensed Patent but for the License; or (ii) is manufactured using the Licensed Technology or Licensor Improvements (as defined in Section 3.3).
     1.10 “Licensed Technology” means any data or information of a technical nature, currently owned by Licensor or developed or otherwise acquired by Licensor during the term of this Agreement, including, without limitation, any and all ideas, gene sequences, cell lines, samples, media, chemical compounds, assays, biological materials, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents and formulae, relating to the Field and necessary or useful for the manufacture or sale of the Licensed Products or use of Licenses Processes.
2. Closing.
     2.1 License Grant; Issuance of Licensee Shares. Subject to the terms and conditions of this Agreement: (i) at and effective as of the Closing (as defined below), Licensor hereby grants to Licensee an exclusive, worldwide, perpetual, irrevocable license, with the full right to sublicense to one or more tiers of sublicensees, under the Licensed Patents and the Licensed Technology, to make, have made, use, sell, offer to sell and import the Licensed Products within the Field and to practice the Licensed Processes within the Field; and (ii) at the Closing, Licensee shall issue to Licensor, as consideration for the exclusive license granted pursuant to the foregoing clause “(i)” of this Section 2.1 (the “License”), an aggregate of 8,430,594 shares of Licensee Common Stock (the “Shares”). Licensor expressly reserves all rights in the Licensed Patents, Licensed Processes and Licensed Technology in fields other than the Field.
     2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 11:00 a.m. Pacific Time on the Effective Date, at the offices of Paul, Hastings, Janofsky & Walker LLP, 3579 Valley Centre Drive, San Diego, CA 92130, or at such other time or place as the parties may mutually agree. At the Closing: (i) the License shall automatically, and without any further action by the parties hereto, become effective; and (ii) Licensee shall issue and deliver to Licensor one or more stock certificate(s) evidencing the Licensee Shares.

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     2.3 Delivery of Ancillary Materials. At or promptly following the Closing, Licensor will transfer to Licensee copies of all documents, materials, and information relating to the Licensed Patents and Licensed Technology. Upon Licensee’s request, Licensor agrees to provide to Licensee, at Licensee’s expense, on mutually convenient dates, all reasonable assistance necessary for Licensee to understand and utilize the Licensed Patents and Licensed Technology within the Field.
     2.4 Federal Income Tax Treatment. The parties intend that the transactions contemplated by this Agreement shall be treated as a tax-free transfer under Section 351 of the Code. All provisions of this Agreement shall be interpreted and construed so as to effectuate such treatment, and the parties shall take appropriate action to ensure and report such treatment.
3. Additional Terms of License.
     3.1 Term of License. The License will remain in effect in perpetuity.
     3.2 Restrictions on Licensor. Given that the License is being granted on an exclusive basis, at all times during the term of the License specified in Section 3.1, Licensor agrees not to make, have made, use, sell, offer to sell, or import any Licensed Product within the Field or to practice the Licensed Processes within the Field, and not to grant to any third party any rights of any kind concerning the Licensed Patents or the Licensed Technologies for the use, manufacture, sale, or importation of the Licensed Products within the Field or to practice the Licensed Processes within the Field. Notwithstanding the foregoing, the License includes the right, and Licensee shall be entitled at all times during the term of the License specified in Section 3.1, to have any third party make, use, sell, offer to sell or import the Licensed Products or to practice the Licensed Processes within the Field for or on behalf of Licensee.
     3.3 Improvements. As between Licensor and Licensee, Licensor will exclusively own all Improvements conceived, made, reduced to practice, invented, developed or acquired by or for Licensor (“Licensor Improvements”), and Licensee will exclusively own all Improvements conceived, made, reduced to practice, invented, developed or acquired by or for Licensee; provided, however, that Licensor will promptly notify Licensee of the development of any Licensor Improvements, and such Licensor Improvements shall be deemed automatically licensed to Licensee pursuant to Section 2.1.
     3.4 Prosecution of Licensed Patents.
          (a) Except as provided below in Section 3.4(b), Licensor shall be responsible, at its sole discretion and expense, for: (i) preparing, filing, prosecuting, and maintaining all Licensed Patents in such jurisdiction; and (ii) conducting any interference, re-examination, reissue and opposition proceedings relating to the Licensed Patents in such jurisdiction (collectively, “Prosecution”). In connection with the foregoing: (x) Licensor shall regularly consult with Licensee, use reasonable efforts to accommodate comments from Licensee, and keep Licensee advised of the status of the Licensed Patents; and (y) Licensor shall provide to Licensee, for Licensee’s review and comments, copies of all material correspondence to and from the patent offices examining such Licensed Patents, including restriction requirements, office actions, proposed amendments and responses, and notices of allowance.

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          (b) Notwithstanding Section 3.4(a), Licensee will have the right to file, at Licensee’s expense, one or more divisional, continuation, or continuation-in-part applications claiming priority to any of the Licensed Patents and which include only those claims directed primarily to the Field (collectively, “Field-Dedicated Patents”), and thereafter, be responsible for the Prosecution of those Field-Dedicated Patents.
          (c) If the patent office issues a restriction requirement in any application included in the Licensed Patent separating the claims into multiple groups, where at least one group is directed primarily to the Field and another group has no claims directed to the Field, and Licensor elects to prosecute the claims in the group which does not have any claims directed to the Field, then such application which no longer includes any claims directed to the Field will be excluded from the definition of Licensed Patents.
          (d) To the extent Licensee elects to file any divisional, continuation, or continuation-in-part applications under Section 3.4(b), Licensor will provide to Licensee or its designated representative copies of the files of the parent applications of such divisional, continuation or continuation-in-part applications. If any party elects at any time to abandon any Licensed Patent, such party will promptly notify the other party, and the other party will have the option to prosecute such Licensed Patent.
     3.5 Enforcement of Licensed Patents.
          (a) If either party becomes aware of any suspected infringement of any Licensed Patent or learns that any Licensed Patent is being infringed or misappropriated by any third party within the Field, or is subject to a declaratory judgment action arising from such infringement or misappropriation, such party shall promptly notify the other party of all available details regarding such infringement or misappropriation.
          (b) Licensee shall have the right, at its sole expense, but not the obligation, to initiate and conduct legal proceedings to enforce or defend the Licensed Patents against any third-party infringement solely within the Field. With respect to any such legal proceedings: (i) Licensee shall have exclusive control over the conduct of such proceedings, including the right to settle or compromise such proceedings; (ii) all expenses relating to any such proceedings, including, without limitation, attorneys’ fees and costs, shall be solely borne by Licensee; (iii) Licensor shall cooperate with Licensee, at Licensee’s request and expense, in enforcing or defending such Licensed Patents within the Field; and (iv) if Licensor is a legally indispensable party to such proceedings, Licensor shall join such proceedings. Any recovery obtained by Licensee in connection with any such legal proceeding will be retained by Licensee.
4. Representations and Warranties of Licensor. In connection with the transactions contemplated by this Agreement, Licensor represents and warrants to Licensee as follows:
     4.1 Organization and Authority. Licensor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of Licensor, its officers, directors and stockholders necessary for: (i) the

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authorization, execution and delivery of this Agreement; and (ii) the performance of Licensor’s obligations under this Agreement, including, without limitation, the License, has been taken or will be taken prior to the Closing.
     4.2 Valid Agreement. This Agreement constitutes the valid and legally binding obligations of Licensor, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     4.3 No Conflict. Neither the execution of this Agreement, nor the consummation by Licensor of the transactions contemplated by this Agreement, including, without limitation, the License, will contravene Licensor’s certificate of incorporation or bylaws or constitute a violation of or default under, or conflict with or require a consent under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which Licensor is a party or by which Licensor or any of its assets is bound.
     4.4 Investment Experience. Licensor has experience investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Shares. Licensor also represents it has not been organized for the purpose of acquiring the Shares.
     4.5 Accredited Investor. Licensor is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).
     4.6 Investment Intent. Licensor is acquiring the Shares for investment for Licensor’s own account and not with a view to, or for resale in connection with, any distribution thereof. Licensor understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
     4.7 Rule 144. Licensor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act, or unless an exemption from such registration is available. Licensor is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. Licensor understands that the exemptions from registration afforded by Rule 144 are not presently available with respect to the Shares.
     5. Representations and Warranties of Licensee. In connection with the transactions contemplated by this Agreement, Licensee represents and warrants to Licensor as follows:
     5.1 Organization and Authority. Licensee is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power

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and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of Licensee, its officers, directors and stockholders necessary for: (i) the authorization, execution and delivery of this Agreement; and (ii) the performance of Licensee’s obligations under this Agreement, including, without limitation, the issuance of the Shares, has been taken or will be taken prior to the Closing.
     5.2 Valid Agreement. This Agreement constitutes the valid and legally binding obligations of Licensee, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     5.3 No Conflict. Neither the execution of this Agreement, nor the consummation by Licensee of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Shares, will contravene Licensee’s certificate of incorporation or bylaws or constitute a violation of or default under, or conflict with or require a consent under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which Licensee is a party or by which Licensee or any of its assets is bound.
     5.4 Shares; Valid Offering. The Shares have been duly and validly authorized and, when issued and delivered to Licensor as provided herein, will be duly and validly issued, fully paid and nonassessable. As of the Closing, the Shares shall constitute all of the outstanding capital stock of Licensee. Assuming the accuracy of the representations and warranties of Licensor contained in Section 5 of this Agreement, the offer, sale and issuance of the Shares to Licensor are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.
6. Miscellaneous.
     6.1 Further Assurances. In addition to the actions, documents and instruments specifically required pursuant to this Agreement to be taken or delivered by the parties hereto, each party hereto shall, without further consideration, use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective affiliates to, take such other actions, and execute and/or deliver such other certificates, documents and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate the transactions contemplated by this Agreement.
     6.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient or, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective

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parties at each such party’s address set forth on the signature page hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.2).
     6.3 Expenses. Each of Licensor and Licensee shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.
     6.4 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     6.5 Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     6.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.
     6.7 Assignment. Each party may not assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement to any third party, without the other party’s prior written consent. Any attempted assignment or delegation without such consent will be null and void. Notwithstanding the foregoing, either party may assign this entire Agreement or any of its rights hereunder, without the other party’s consent: (i) to any of the assigning party’s affiliates; or (ii) to a third party in connection with the sale of all or substantially all of the assets or business of the assigning party, whether by merger, sale of assets, sale of stock, or otherwise. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     6.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all of the parties hereto.

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     6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

Sytera, Inc.		Sytera II, Inc.

By:	/s/ Kenneth J. Widder	By:	/s/ Kevin Kinsella

	Kenneth J. Widder, M.D.		Kevin Kinsella
	Chairman and Chief Executive Officer		President

Address:	505 Coast Boulevard South	Address:	505 Coast Boulevard South

	Suite 412		Suite 412

	La Jolla, CA 92037		La Jolla, CA 92037

Exhibit A
List of Licensed Patents